EXHIBIT 4.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 1, 2015 with respect to the financial statements of TSC UITS 11, comprising TSC Zacks Dividend Leaders Portfolio, 2Q 2015, TSC Sabrient Earnings Advantage Portfolio, 2Q 2015 and TSC Dow(R) Strategic 10 Portfolio, 2Q 2015, contained in Amendment No. 1 to the Registration Statement and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



                                  /s/ Grant Thornton LLP

Chicago, Illinois
April 1, 2015